EXHIBIT 8.1
            OPINION OF LOWENSTEIN SANDLER PC, CONCERNING TAX MATTERS

April 13, 2005

Center Bancorp, Inc.                        Red Oak Bank
2455 Morris Avenue                          190 Park Avenue
Union, NJ 07083                             Post Office Box 1326
                                            Morristown, NJ 07962

Ladies and Gentlemen:

We have acted as counsel to Center Bancorp, Inc., a New Jersey corporation ("Center"), in connection with the merger of Red Oak Bank, a commercial bank chartered under the laws of the State of New Jersey ("Red Oak"), with and into Union Center National Bank, a national bank and a wholly-owned Subsidiary of Center ("Union Center"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of March 3, 2005 (the "Merger Agreement"), by and between Center, Red Oak, and Union Center (the "Merger").

We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement on Form S-4 (the "Registration Statement") filed by Center under the Securities Act of 1933, as amended, relating to the proposed Merger pursuant to the Merger Agreement. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representation contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representations and covenants made by Center, Union Center, and Red Oak, including representations and covenants set forth in a representation letter from Center and Union Center dated as of March 21, 2005, and a representation letter from Red Oak dated as of March 22, 2005 (together, the "Representation Letters"), and (iv) other such documents as we have deemed necessary or appropriate. In such investigation, we also have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time; (ii) the Merger Agreement and the Representation Letters reflect all the material facts relating to the Merger, Center, Union Center, and Red Oak; (iii) the representations in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective

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Time;  (iv) that any  representation  made in any the  Merger  Agreement  or the
Representation Letters "to the best knowledge" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification; and (v) any adjustment to the Stock Percentage and Cash Percentage that would be required pursuant to Section 1.5(j) of the Merger Agreement shall be made notwithstanding our delivery of this Exhibit 8.1. Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement or in the Representation Letters, or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

In rendering our opinion, we have considered currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed federal income tax regulations (the "Regulations"), and administrative and judicial interpretations of the Code and the Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. With respect to those issues as to which there is no law directly on point, we have reached our conclusions based on analogy to and reasoning from certain relevant provisions of the Code and Regulations, authorities, and interpretations. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion set forth under the caption "Material Federal Income Tax Consequences" in the Registration Statement represents our opinion as to the material United States federal income tax consequences of the Merger.

Except as expressly set forth herein, we express no other opinion, including, without limitation, any opinion as to whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such event on our conclusions stated herein.

We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit, and is not to be used, circulated, quoted, or otherwise referred to for any purpose; provided, however, that this opinion may be referred to in the section of the Registration Statement on Form S-4 entitled "Material Federal Income Tax Consequences." The issuance of such consent does not concede that we are an "expert" for purposes of the Securities Act of 1933.

Very truly yours,


/s/ Lowenstein Sandler PC
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Lowenstein Sandler PC